Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Michael D. Hagedorn
Senior Executive Vice President and
Chief Financial Officer
973-872-4885

VALLEY NATIONAL BANCORP REPORTS A 20 PERCENT INCREASE IN THIRD QUARTER NET INCOME, SOLID NET INTEREST MARGIN AND
NON-PPP LOAN GROWTH

NEW YORK, NY – October 28, 2021 -- Valley National Bancorp (NASDAQ:VLY), the holding company for Valley National Bank, today reported net income for the third quarter 2021 of $122.6 million, or $0.29 per diluted common share, as compared to the third quarter 2020 earnings of $102.4 million, or $0.25 per diluted common share, and net income of $120.5 million, or $0.29 per diluted common share, for the second quarter 2021. Excluding non-core charges, our adjusted net income (a non-GAAP measure) was $124.7 million, or $0.30 per diluted common share, for the third quarter 2021, $104.2 million, or $0.25 per diluted common share, for third quarter 2020, and $126.6 million, or $0.30 per diluted common share, for the second quarter 2021. See further details below, including a reconciliation of our adjusted net income in the "Consolidated Financial Highlights" tables.

Key financial highlights for the third quarter:

•Net Interest Income and Margin: Net interest income on a tax equivalent basis of $301.7 million for the third quarter 2021 decreased $43 thousand as compared to the second quarter 2021 and increased $17.6 million from the third quarter 2020. Net interest income remained relatively unchanged as compared to the second quarter 2021, despite a $9.4 million decrease in interest and fee income from our SBA Paycheck Protection Program (PPP) loan portfolio during the third quarter 2021. Our net interest margin on a tax equivalent basis decreased by 3 basis points to 3.15 percent in the third quarter 2021 as compared to 3.18 percent for the second quarter 2021. The decrease in the margin as compared to the second quarter 2021 was due to a 9 basis point decline in the yield of average earning assets caused by the lower interest rates on new and renewed loans, partially offset by the continued run-off of maturing higher cost time deposits, repayments of borrowings, and the overall lower cost of deposits driven by growth in non-maturity deposits. See the "Net Interest Income and Margin" section below for more details.
•Loan Portfolio: Total loans increased $149.4 million to $32.6 billion at September 30, 2021 from June 30, 2021, in spite of a $476.7 million decrease in PPP loans within the commercial and industrial loan category. Our non-PPP loan portfolio increased $626.0 million, or 8.0 percent on an annualized basis. The increase was largely driven by growth in the total commercial real estate and residential mortgage loan categories. Additionally, our third quarter 2021 new and refinanced loan originations included approximately $233 million of residential mortgage loans originated for sale. Net gains on sales of residential loans were $6.4 million and $10.1 million in the third quarter 2021 and second quarter 2021, respectively. See the "Loans, Deposits and Other Borrowings" section below for more details.

Valley National Bancorp (NASDAQ: VLY)
2021 Third Quarter Earnings
October 28, 2021

•Allowance and Provision for Credit Losses for Loans: The allowance for credit losses for loans totaled $356.9 million and $353.7 million at September 30, 2021 and June 30, 2021, respectively. During the third quarter 2021, we recorded a provision for credit losses for loans of $3.5 million as compared to $8.8 million and $31.0 million for the second quarter 2021 and third quarter 2020, respectively.
•Credit Quality: Total accruing past due loans decreased $25.0 million to $55.2 million, or 0.17 percent of total loans, at September 30, 2021 as compared to $80.2 million, or 0.25 percent of total loans, at June 30, 2021. Non-accrual loans represented 0.77 percent and 0.68 percent of total loans at September 30, 2021 and June 30, 2021, respectively. Net loan charge-offs totaled $293 thousand for the third quarter 2021 as compared to $9.4 million for the second quarter 2021. See the "Credit Quality" section below for more details.
•Non-interest Income: Non-interest income decreased $695 thousand to $42.4 million for the third quarter 2021 as compared to the second quarter 2021. The moderate overall decline was largely due to decreases of $3.6 million and $1.0 million in net gains on sales of residential mortgage loans and insurance commissions, respectively, partially offset by a $3.8 million increase in other non-interest income. The increase in other income was partly driven by a $1.2 million increase in swap fee income related to certain new commercial loan transactions and other moderate increases during third quarter 2021.
•Non-interest Expense: Non-interest expense increased $3.0 million to $174.9 million for the third quarter 2021 as compared to the second quarter 2021 mainly due to higher professional and legal fees and salaries and employee benefits expense, partially offset by a decrease of $8.4 million in the loss on extinguishment of debt due to the prepayment of $248 million of FHLB borrowings in the second quarter 2021. During the third quarter 2021, professional and legal fees included a $2.1 million accrual for general litigation reserves, $1.3 million of merger expenses related to our previously announced pending bank acquisitions, as well as increased consulting expenses related to our technology transformation efforts.
•Efficiency Ratio: Our efficiency ratio was 50.93 percent for the third quarter 2021 as compared to 49.96 percent and 48.20 percent for the second quarter 2021 and third quarter 2020, respectively. Our adjusted efficiency ratio was 49.16 percent for the third quarter 2021 as compared to 46.64 percent and 46.62 percent for the second quarter 2021 and third quarter 2020, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.
•Performance Ratios: Annualized return on average assets (ROA), shareholders’ equity (ROE) and tangible ROE were 1.18 percent, 10.23 percent, and 14.64 percent for the third quarter 2021, respectively. Annualized ROA, ROE and tangible ROE, adjusted for non-core charges, were 1.20 percent, 10.41 percent and 14.90 percent for the third quarter 2021, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.

On September 23, 2021, Valley announced that it will acquire Bank Leumi Le-Israel Corporation (Leumi), the U.S. subsidiary of Bank Leumi Le-Israel B.M., and parent company of Bank Leumi USA (Bank Leumi). The merger will enable Valley to greatly expand its commercial banking and venture capital banking businesses, as well as help Valley increase its revenue diversity and expand into new

Valley National Bancorp (NASDAQ: VLY)
2021 Third Quarter Earnings
October 28, 2021

geographies. Bank Leumi maintains its headquarters in New York City and also operates commercial banking offices in Chicago, Los Angeles, Palo Alto, and Aventura, Florida. As of June 30, 2021, Leumi had total assets of $8.4 billion, total deposits of $7.1 billion, and gross loans of $5.4 billion. The acquisition is expected to close in the first half of 2022, subject to standard regulatory approvals, approval of Valley shareholders, as well as other customary conditions.

On October 13, 2021, Valley also announced its acquisition of Arizona-based Dudley Ventures, an advisory firm specializing in the investment and management of tax credits. Over its plus 20-year history, Dudley Ventures and its affiliates have invested over $2.0 billion in tax credit transactions, leading to deep community impact.

Ira Robbins, CEO and President commented, "Our third quarter 2021 earnings continue to reflect the strength and quality of our balance sheet, disciplined loan pricing and the ability to manage our net interest margin in a very challenging market rate environment. Linked quarter non-PPP loan growth was 8 percent, and remained well-diversified in the third quarter." Mr. Robbins continued, “Additionally, we are very excited about our pending acquisitions of Bank Leumi and The Westchester Bank Holding Corporation, and our recent acquisition of Dudley Ventures. Integration of these businesses will offer unparalleled opportunities for us to expand our capabilities, cross sell services, broaden our reach into new markets and further our ability to positively impact our clients and communities."
Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $301.7 million for the third quarter 2021 decreased $43 thousand as compared to the second quarter 2021 and increased $17.6 million from the third quarter 2020. Interest expense of $27.8 million for the third quarter 2021 decreased $5.0 million as compared to the second quarter 2021 as we continue to reduce our cost of funding from both deposits and the repayment of other borrowings, primarily FHLB advances. Interest income on a tax equivalent basis in the third quarter 2021 decreased by $5.0 million to $329.5 million as compared to the second quarter 2021 largely due to a $9.4 million decline in PPP loan related interest and fees caused by lower levels of loan forgiveness (prepayments) in the third quarter 2021 and lower yields on non-PPP new and renewed loans. See the "Loan, Deposit and Other Borrowings" section for more information on PPP loans.

Our net interest margin on a tax equivalent basis of 3.15 percent for the third quarter 2021 decreased by 3 basis points and increased by 14 basis points from 3.18 percent and 3.01 percent for the second quarter 2021 and third quarter 2020, respectively. The yield on average interest earning assets decreased by 9 basis points on a linked quarter basis mostly due to the lower yield on new and renewed loans, partially offset by one additional day in the third quarter 2021 as compared to second quarter 2021. The yield on average loans decreased by 8 basis points to 3.79 percent for the third quarter 2021 as compared to the second quarter 2021. The overall cost of average interest bearing liabilities decreased 7 basis points to 0.44 percent for the third quarter 2021 as compared to the second quarter 2021. The decrease was mainly due to (i) the continued run-off of maturing higher cost time deposits, (ii) repayment of maturing FHLB advances and other borrowings during the third quarter 2021, (iii) the prepayment of $248 million of long-term FHLB advances in June 2021 and (iv) the

Valley National Bancorp (NASDAQ: VLY)
2021 Third Quarter Earnings
October 28, 2021

overall lower cost of deposits. Our cost of total average deposits was 0.18 percent for the third quarter 2021 as compared to 0.21 percent for the second quarter 2021.
Loans, Deposits and Other Borrowings
Loans. Loans increased $149.4 million to approximately $32.6 billion at September 30, 2021 from June 30, 2021 primarily due to growth in the commercial real estate, construction and residential mortgage loan categories, largely offset by a $476.7 million decrease in PPP loans within the commercial and industrial loan category. Commercial real estate loans increased $399.9 million, or 9.1 percent on an annualized basis, to $17.9 billion at September 30, 2021 as compared to June 30, 2021 reflecting continued strong organic loan growth across our geographic footprints. Construction loans increased $51.7 million, or 11.8 percent on an annualized basis, during the third quarter 2021 largely due to a higher volume of advances on pre-existing loan projects. Residential mortgage loans increased $105.4 million, or 10.0 percent on an annualized basis, during the third quarter 2021 mainly due to new loan activity in the purchased home market, and, to a lesser extent, refinance loan volumes. During the third quarter 2021, we originated approximately $233 million of residential mortgage loans for sale. Residential mortgage loans held for sale at fair value totaled $157.1 million and $159.3 million at September 30, 2021 and June 30, 2021, respectively.
Deposits. Total deposits increased $437.8 million to approximately $33.6 billion at September 30, 2021 from June 30, 2021 due to increases of $524.8 million and $260.3 million in non-maturity interest bearing and non-interest bearing deposit categories, respectively, partially offset by a $347.3 million decrease in time deposits. The decrease in time deposits was driven by normal run-off of maturing retail CDs with some continued migration to the more liquid deposit product categories. Total brokered deposits (consisting of both time and money market deposit accounts) decreased approximately $315 million to $1.7 billion at September 30, 2021 as compared to $2.0 billion at June 30, 2021 as our funding mix continues to shift to our commercial and retail deposit customers. Non-interest bearing deposits; savings, NOW and money market deposits; and time deposits represented approximately 32 percent, 56 percent and 12 percent of total deposits as of September 30, 2021, respectively.
Other Borrowings. Short-term borrowings decreased $71.0 million to $783.3 million at September 30, 2021 as compared to June 30, 2021 largely due to repayments of FHLB advances. Long-term borrowings decreased $458.2 million to $1.4 billion at September 30, 2021 as compared to June 30, 2021 also due to normal repayments of maturities, including FHLB advances, and $300 million of long-term repurchase agreements with a weighted average cost of approximately 3.4 percent.
Credit Quality
Non-Performing Assets (NPAs). Total NPAs, consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets increased $31.1 million to $257.7 million at September 30, 2021 as compared to June 30, 2021 mainly due to a $37.0 million increase in non-accrual commercial real estate loans. This increase was caused by two loans totaling $22.2 million and one loan totaling $10.9 million that migrated to non-accrual status from the 30-59 days and 60 to 89 days past due categories reported at June 30, 2021, respectively. These non-accrual loans totaling $33.1 million have allocated reserves of $3.7 million within our allowance for loan losses at September 30, 2021. Non-accrual loans

Valley National Bancorp (NASDAQ: VLY)
2021 Third Quarter Earnings
October 28, 2021

represented 0.77 percent of total loans at September 30, 2021 compared to 0.68 percent at June 30, 2021.
Non-performing Taxi Medallion Loan Portfolio. We continue to closely monitor our non-performing New York City and Chicago taxi medallion loans totaling $86.3 million and $577 thousand, respectively, within the commercial and industrial loan category at September 30, 2021. At September 30, 2021, all taxi medallion loans were on non-accrual status and had related reserves of $58.6 million, or 67.4 percent of such loans, within the allowance for loan losses.
Accruing Past Due Loans. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) decreased $25.0 million to $55.2 million, or 0.17 percent of total loans, at September 30, 2021 as compared to $80.2 million, or 0.25 percent of total loans at June 30, 2021. Commercial real estate loans past due 30 to 59 days and 60 to 89 days decreased $17.6 million and $5.6 million, respectively, to $23.0 million and $5.9 million, respectively at September 30, 2021 as compared to June 30, 2021 mainly due to the aforementioned loans migrating to non-accrual loan status at September 30, 2021.
Forbearance. In response to the COVID-19 pandemic and its economic impact on certain customers, Valley implemented short-term loan modifications such as payment deferrals, fee waivers, extensions of repayment terms, or delays in payment, when requested by customers, all of which were insignificant. As of September 30, 2021, Valley had approximately $98.6 million of outstanding loans remaining in their payment deferral period under short-term modifications, as compared to $142.0 million of loans in deferral at June 30, 2021.

Valley National Bancorp (NASDAQ: VLY)
2021 Third Quarter Earnings
October 28, 2021

Allowance for Credit Losses for Loans and Unfunded Commitments. The following table summarizes the allocation of the allowance for credit losses to loan categories and the allocation as a percentage of each loan category at September 30, 2021, June 30, 2021 and September 30, 2020:

	September 30, 2021		June 30, 2021		September 30, 2020
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans	$103,877	1.84%	$109,689	1.80%	$130,409	1.89%
Commercial real estate loans:
Commercial real estate	178,206	0.99%	168,220	0.96%	128,699	0.77%
Construction	21,515	1.19%	20,919	1.19%	15,951	0.93%
Total commercial real estate loans	199,721	1.01%	189,139	0.98%	144,650	0.78%
Residential mortgage loans	24,732	0.57%	25,303	0.60%	28,614	0.67%
Consumer loans:
Home equity	4,110	1.02%	4,602	1.12%	5,972	1.31%
Auto and other consumer	10,087	0.40%	10,591	0.43%	15,387	0.69%
Total consumer loans	14,197	0.49%	15,193	0.53%	21,359	0.79%
Allowance for loan losses	342,527	1.05%	339,324	1.05%	325,032	1.00%
Allowance for unfunded credit commitments	14,400		14,400		10,296
Total allowance for credit losses for loans	$356,927		$353,724		$335,328
Allowance for credit losses for
loans as a % loans		1.09%		1.09%		1.03%
Our loan portfolio, totaling $32.6 billion at September 30, 2021, had net loan charge-offs totaling $293 thousand for the third quarter 2021 as compared to $9.4 million and $15.4 million for the second quarter 2021 and third quarter 2020, respectively. The decrease in net loan charge-offs for the third quarter 2021 as compared to the second quarter 2021 was mainly due to lower commercial and industrial loan charge-offs. During the third quarter 2021, the partial gross charge-offs of taxi medallion loans totaled $143 thousand as compared to $1.4 million and $6.1 million for the second quarter 2021 and third quarter 2020, respectively.
The allowance for credit losses for loans, comprised of our allowance for loan losses and unfunded credit commitments, as a percentage of total loans was 1.09 percent at both September 30, 2021 and June 30, 2021, and 1.03 percent at September 30, 2020. During the third quarter 2021, we recorded a provision for credit losses for loans of $3.5 million as compared to a provision of $8.8 million and $31.0 million for the second quarter 2021 and third quarter 2020, respectively. There was no provision for unfunded credit commitments for the third quarter 2021.

Valley National Bancorp (NASDAQ: VLY)
2021 Third Quarter Earnings
October 28, 2021

At September 30, 2021, the allowance allocations for credit losses as a percentage of total loans increased in commercial and industrial and commercial real estate loan categories as compared to June 30, 2021. The allocated reserves as a percentage of commercial and industrial loans increased by 4 basis points mainly due to the third quarter 2021 repayments (loan forgiveness) of PPP loans guaranteed by the SBA with no related allowance at September 30, 2021. The allocated reserves as a percentage of commercial real estate loans increased 3 basis points mainly due to higher quantitative reserves for non-owner occupied loans during the third quarter 2021. The allowance for credit losses as a percentage of total non-PPP loans was 1.12 percent, 1.14 percent and 1.11 percent for the third quarter 2021, second quarter 2021 and third quarter 2020, respectively.
Capital Adequacy
Valley's regulatory capital ratios continue to reflect its well capitalized position. Valley's total risk-based capital, common equity Tier 1 capital, Tier 1 capital and Tier 1 leverage capital ratios were 13.24 percent, 10.06 percent, 10.73 percent and 8.63 percent, respectively, at September 30, 2021.
Investor Conference Call
Valley will host a conference call with investors and the financial community at 11:00 AM Eastern Standard Time, today to discuss the third quarter 2021 earnings. Those wishing to participate in the call may dial toll-free 855-638-5437 Conference ID: 6339087. The teleconference will also be webcast live: https://edge.media-server.com/mmc/p/3jdwo8xv and archived on Valley's website through Monday, November 29, 2021. Investor presentation materials will be made available prior to the conference call at www.valley.com.
About Valley
As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with approximately $41 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates many convenient branch locations across New Jersey, New York, Florida and Alabama, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Care Center at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about our business, new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations, including the potential effects of the COVID-19 pandemic on our businesses and financial results and conditions. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may

Valley National Bancorp (NASDAQ: VLY)
2021 Third Quarter Earnings
October 28, 2021

differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:
•failure to obtain shareholder or regulatory approval for the acquisitions of The Westchester Bank Holding Corporation (Westchester) and Bank Leumi USA (Bank Leumi) on the anticipated terms and within the anticipated timeframe;
•the inability to realize expected cost savings and synergies from the Westchester and Bank Leumi acquisitions in amounts or in the timeframe anticipated;
•costs or difficulties relating to Westchester and Bank Leumi integration matters might be greater than expected;
•the inability to retain customers and qualified employees of Westchester and Bank Leumi;
•changes in estimates of non-recurring charges related to the Westchester and Bank Leumi acquisitions;
•the continued impact of COVID-19 on the U.S. and global economies, including business disruptions, reductions in employment and an increase in business failures, specifically among our clients;
•the continued impact of COVID-19 on our employees and our ability to provide services to our customers and respond to their needs as more cases of COVID-19 may arise in our primary markets;
•the impact of forbearances or deferrals we are required or agree to as a result of customer requests and/or government actions, including, but not limited to our potential inability to recover fully deferred payments from the borrower or the collateral;
•the risks related to the discontinuation of the London Interbank Offered Rate and other reference rates, including increased expenses and litigation and the effectiveness of hedging strategies;
•damage verdicts or settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent or trademark infringement, employment related claims, and other matters;
•a prolonged downturn in the economy, mainly in New Jersey, New York, Florida and Alabama, as well as an unexpected decline in commercial real estate values within our market areas;
•higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law;
•the inability to grow customer deposits to keep pace with loan growth;
•a material change in our allowance for credit losses under CECL due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;
•the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;
•greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;
•the loss of or decrease in lower-cost funding sources within our deposit base, including our inability to achieve deposit retention targets under Valley's branch transformation strategy;

Valley National Bancorp (NASDAQ: VLY)
2021 Third Quarter Earnings
October 28, 2021

•cyber-attacks, ransomware attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;
•results of examinations by the Office of the Comptroller of the Currency (OCC), the Federal Reserve Bank (FRB), the Consumer Financial Protection Bureau (CFPB) and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;
•our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, the COVID-19 pandemic or other external events; and
•unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the three months ended June 30, 2021.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands, except for share data)	2021	2021	2020	2021	2020
FINANCIAL DATA:
Net interest income - FTE (1)	$301,744	$301,787	$284,119	$897,115	$834,042
Net interest income	$301,026	$300,907	$283,086	$894,600	$830,984
Non-interest income	42,431	43,126	49,272	116,790	135,499
Total revenue	343,457	344,033	332,358	1,011,390	966,483
Non-interest expense	174,922	171,893	160,185	507,028	473,007
Pre-provision net revenue	168,535	172,140	172,173	504,362	493,476
Provision for credit losses	3,531	8,747	30,908	20,934	106,747
Income tax expense	42,424	42,881	38,891	124,626	101,486
Net income	122,580	120,512	102,374	358,802	285,243
Dividends on preferred stock	3,172	3,172	3,172	9,516	9,516
Net income available to common shareholders	$119,408	$117,340	$99,202	$349,286	$275,727
Weighted average number of common shares outstanding:
Basic	406,824,160	405,963,209	403,833,469	405,986,114	403,714,701
Diluted	409,238,001	408,660,778	404,788,526	408,509,767	404,912,126
Per common share data:
Basic earnings	$0.29	$0.29	$0.25	$0.86	$0.68
Diluted earnings	0.29	0.29	0.25	0.86	0.68
Cash dividends declared	0.11	0.11	0.11	0.33	0.33
Closing stock price - high	13.61	14.63	8.33	14.63	11.46
Closing stock price - low	11.80	12.91	6.60	9.74	6.29
CORE ADJUSTED FINANCIAL DATA: (2)
Net income available to common shareholders, as adjusted	$121,555	$123,445	$101,002	$357,623	$278,784
Basic earnings per share, as adjusted	0.30	0.30	0.25	0.88	0.69
Diluted earnings per share, as adjusted	0.30	0.30	0.25	0.88	0.69
FINANCIAL RATIOS:
Net interest margin	3.14%	3.18%	3.00%	3.15%	3.02%
Net interest margin - FTE (1)	3.15	3.18	3.01	3.16	3.03
Annualized return on average assets	1.18	1.17	0.99	1.16	0.94
Annualized return on avg. shareholders' equity	10.23	10.24	9.04	10.14	8.50
Annualized return on avg. tangible shareholders' equity (2)	14.64	14.79	13.30	14.63	12.61
Efficiency ratio (3)	50.93	49.96	48.20	50.13	48.94
CORE ADJUSTED FINANCIAL RATIOS: (2)
Annualized return on average assets, as adjusted	1.20%	1.23%	1.01%	1.19%	0.95%
Annualized return on average shareholders' equity, as adjusted	10.41	10.76	9.20	10.37	8.59
Annualized return on average tangible shareholders' equity, as adjusted	14.90	15.54	13.53	14.97	12.75
Efficiency ratio, as adjusted	49.16	46.64	46.62	48.12	47.53

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands, except for share data)	2021	2021	2020	2021	2020
AVERAGE BALANCE SHEET ITEMS:
Assets	$41,543,930	$41,161,459	$41,356,737	$41,144,375	$40,304,956
Interest earning assets	38,332,874	37,907,414	37,767,710	37,902,547	36,743,807
Loans	32,698,382	32,635,298	32,515,264	32,641,362	31,522,268
Interest bearing liabilities	25,354,160	25,469,526	27,062,790	25,588,185	26,934,738
Deposits	33,599,820	32,723,175	31,390,693	32,731,459	30,332,638
Shareholders' equity	4,794,843	4,708,797	4,530,671	4,718,960	4,472,447

	As Of
BALANCE SHEET ITEMS:	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2021	2021	2021	2020	2020
Assets	$41,278,007	$41,274,228	$41,178,011	$40,686,076	$40,747,492
Total loans	32,606,814	32,457,454	32,686,416	32,217,112	32,415,586
Deposits	33,632,605	33,194,774	32,585,209	31,935,602	31,187,982
Shareholders' equity	4,822,498	4,737,807	4,659,670	4,592,120	4,533,763

LOANS:
(In thousands)
Commercial and industrial loans:
Commercial and industrial	$4,761,227	$4,733,771	$4,784,017	$4,709,569	$4,625,880
Commercial and industrial PPP loans	874,033	1,350,684	2,364,627	2,152,139	2,277,465
Total commercial and industrial	5,635,260	6,084,455	7,148,644	6,861,708	6,903,345
Commercial real estate:
Commercial real estate	17,912,070	17,512,142	16,923,627	16,724,998	16,815,587
Construction	1,804,580	1,752,838	1,786,331	1,745,825	1,720,775
Total commercial real estate	19,716,650	19,264,980	18,709,958	18,470,823	18,536,362
Residential mortgage	4,332,422	4,226,975	4,060,492	4,183,743	4,284,595
Consumer:
Home equity	402,658	410,856	409,576	431,553	457,083
Automobile	1,563,698	1,531,262	1,444,883	1,355,955	1,341,659
Other consumer	956,126	938,926	912,863	913,330	892,542
Total consumer loans	2,922,482	2,881,044	2,767,322	2,700,838	2,691,284
Total loans	$32,606,814	$32,457,454	$32,686,416	$32,217,112	$32,415,586

CAPITAL RATIOS:
Book value per common share	$11.32	$11.15	$10.97	$10.85	$10.71
Tangible book value per common share (2)	7.78	7.59	7.39	7.25	7.12
Tangible common equity to tangible assets (2)	7.95%	7.73%	7.55%	7.47%	7.32%
Tier 1 leverage capital	8.63	8.49	8.37	8.06	7.89
Common equity tier 1 capital	10.06	10.04	10.08	9.94	9.71
Tier 1 risk-based capital	10.73	10.73	10.79	10.66	10.42
Total risk-based capital	13.24	13.36	12.76	12.64	12.37

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
ALLOWANCE FOR CREDIT LOSSES:	September 30,	June 30,	September 30,	September 30,
($ in thousands)	2021	2021	2020	2021	2020
Allowance for credit losses for loans
Beginning balance	$353,724	$354,313	$319,723	$351,354	$164,604
Impact of the adoption of ASU 2016-13 (4)	—	—	—	—	37,989
Allowance for purchased credit deteriorated (PCD) loans	—	—	—	—	61,643
Beginning balance, adjusted	353,724	354,313	319,723	351,354	264,236
Loans charged-off:
Commercial and industrial	(1,248)	(10,893)	(13,965)	(19,283)	(31,349)
Commercial real estate	—	—	(695)	(382)	(766)
Residential mortgage	—	(1)	(7)	(139)	(348)
Total consumer	(771)	(1,480)	(2,458)	(3,389)	(7,624)
Total loans charged-off	(2,019)	(12,374)	(17,125)	(23,193)	(40,087)
Charged-off loans recovered:
Commercial and industrial	514	678	428	2,781	1,796
Commercial real estate	29	665	60	759	164
Construction	—	—	40	4	80
Residential mortgage	228	191	31	576	626
Total consumer	955	1,474	1,151	3,359	2,454
Total loans recovered	1,726	3,008	1,710	7,479	5,120
Net charge-offs	(293)	(9,366)	(15,415)	(15,714)	(34,967)
Provision for credit losses for loans	3,496	8,777	31,020	21,287	106,059
Ending balance	$356,927	$353,724	$335,328	$356,927	$335,328
Components of allowance for credit losses for loans:
Allowance for loan losses	$342,527	$339,324	$325,032	$342,527	$325,032
Allowance for unfunded credit commitments	14,400	14,400	10,296	14,400	10,296
Allowance for credit losses for loans	$356,927	$353,724	$335,328	$356,927	$335,328
Components of provision for credit losses for loans:
Provision for credit losses for loans	$3,496	$5,810	$30,833	$17,998	$105,709
Provision for unfunded credit commitments	—	2,967	187	3,289	350
Total provision for credit losses for loans	$3,496	$8,777	$31,020	$21,287	$106,059
Annualized ratio of total net charge-offs to average loans	0.00%	0.11%	0.19%	0.06%	0.15%
Allowance for credit losses for loans as a % of total loans	1.09	1.09	1.03	1.09	1.03

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
ASSET QUALITY:	September 30,	June 30,	March 31,	December 31,	September 30,
($ in thousands)	2021	2021	2021	2020	2020
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$2,677	$3,867	$3,763	$6,393	$6,587
Commercial real estate	22,956	40,524	11,655	35,030	26,038
Construction	—	—	—	315	142
Residential mortgage	9,293	8,479	16,004	17,717	22,528
Total consumer	5,463	6,242	5,480	10,257	8,979
Total 30 to 59 days past due	40,389	59,112	36,902	69,712	64,274
60 to 89 days past due:
Commercial and industrial	985	1,361	1,768	2,252	3,954
Commercial real estate	5,897	11,451	5,455	1,326	610
Construction	—	—	—	—	—
Residential mortgage	974	1,608	2,233	10,351	3,760
Total consumer	1,617	985	1,021	1,823	1,352
Total 60 to 89 days past due	9,473	15,405	10,477	15,752	9,676
90 or more days past due:
Commercial and industrial	2,083	2,351	2,515	9,107	6,759
Commercial real estate	1,942	1,948	—	993	1,538
Residential mortgage	1,002	956	2,472	3,170	891
Total consumer	325	463	417	271	753
Total 90 or more days past due	5,352	5,718	5,404	13,541	9,941
Total accruing past due loans	$55,214	$80,235	$52,783	$99,005	$83,891
Non-accrual loans:
Commercial and industrial	$100,614	$102,594	$108,988	$106,693	$115,667
Commercial real estate	95,843	58,893	54,004	46,879	41,627
Construction	17,653	17,660	71	84	2,497
Residential mortgage	33,648	35,941	33,655	25,817	23,877
Total consumer	4,073	4,924	7,292	5,809	7,441
Total non-accrual loans	251,831	220,012	204,010	185,282	191,109
Other real estate owned (OREO)	3,967	4,523	4,521	5,118	7,746
Other repossessed assets	1,896	2,060	1,857	3,342	3,988
Non-accrual debt securities	—	—	129	815	783
Total non-performing assets	$257,694	$226,595	$210,517	$194,557	$203,626
Performing troubled debt restructured loans	$64,832	$64,080	$67,102	$57,367	$58,090
Total non-accrual loans as a % of loans	0.77%	0.68%	0.62%	0.58%	0.59%
Total accruing past due and non-accrual loans as a % of loans	0.94%	0.93%	0.79%	0.88%	0.85%
Allowance for losses on loans as a % of non-accrual loans	136.01%	154.23%	168.07%	183.64%	170.08%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)	Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(2)	This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its core operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands, except for share data)	2021	2021	2020	2021	2020
Adjusted net income available to common shareholders:
Net income, as reported	$122,580	$120,512	$102,374	$358,802	$285,243
Add: Loss on extinguishment of debt (net of tax)	—	6,024	1,691	6,024	1,691
Add: (Gains) losses on available for sale and held to maturity securities transactions (net of tax)(a)	(565)	81	33	(399)	91
Add: Merger related expenses (net of tax)(b)	1,207	—	76	1,207	1,275
Add: Litigation reserve (net of tax)(b)	1,505	—	—	1,505	—
Net income, as adjusted	$124,727	$126,617	$104,174	$367,139	$288,300
Dividends on preferred stock	3,172	3,172	3,172	9,516	9,516
Net income available to common shareholders, as adjusted	$121,555	$123,445	$101,002	$357,623	$278,784
__________
(a) Included in gains on securities transactions, net.
(b) Included in professional and legal fees.

Adjusted per common share data:
Net income available to common shareholders, as adjusted	$121,555	$123,445	$101,002	$357,623	$278,784
Average number of shares outstanding	406,824,160	405,963,209	403,833,469	405,986,114	403,714,701
Basic earnings, as adjusted	$0.30	$0.30	$0.25	$0.88	$0.69
Average number of diluted shares outstanding	409,238,001	408,660,778	404,788,526	408,509,767	404,912,126
Diluted earnings, as adjusted	$0.30	$0.30	$0.25	$0.88	$0.69
Adjusted annualized return on average tangible shareholders' equity:
Net income, as adjusted	$124,727	$126,617	$104,174	$367,139	$288,300
Average shareholders' equity	$4,794,843	$4,708,797	$4,530,671	4,718,960	4,472,447
Less: Average goodwill and other intangible assets	1,446,760	1,449,388	1,451,889	1,449,285	1,456,536
Average tangible shareholders' equity	$3,348,083	$3,259,409	$3,078,782	$3,269,675	$3,015,911
Annualized return on average tangible shareholders' equity, as adjusted	14.90%	15.54%	13.53%	14.97%	12.75%
Adjusted annualized return on average assets:
Net income, as adjusted	$124,727	$126,617	$104,174	$367,139	$288,300
Average assets	$41,543,930	$41,161,459	$41,356,737	$41,144,375	$40,304,956
Annualized return on average assets, as adjusted	1.20%	1.23%	1.01%	1.19%	0.95%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands)	2021	2021	2020	2021	2020
Adjusted annualized return on average shareholders' equity:
Net income, as adjusted	$124,727	$126,617	$104,174	$367,139	$288,300
Average shareholders' equity	$4,794,843	$4,708,797	$4,530,671	$4,718,960	$4,472,447
Annualized return on average shareholders' equity, as adjusted	10.41%	10.76%	9.20%	10.37%	8.59%
Annualized return on average tangible shareholders' equity:
Net income, as reported	$122,580	$120,512	$102,374	$358,802	$285,243
Average shareholders' equity	$4,794,843	$4,708,797	$4,530,671	4,718,960	4,472,447
Less: Average goodwill and other intangible assets	1,446,760	1,449,388	1,451,889	1,449,285	1,456,536
Average tangible shareholders' equity	$3,348,083	$3,259,409	$3,078,782	$3,269,675	$3,015,911
Annualized return on average tangible shareholders' equity	14.64%	14.79%	13.30%	14.63%	12.61%
Adjusted efficiency ratio:
Non-interest expense, as reported	$174,922	$171,893	$160,185	$507,028	$473,007
Less: Loss on extinguishment of debt (pre-tax)	—	8,406	2,353	8,406	2,353
Less: Merger-related expenses (pre-tax)	1,287	—	106	1,287	1,774
Less: Amortization of tax credit investments (pre-tax)	3,079	2,972	2,759	8,795	9,403
Less: Litigation reserve (pre-tax)	2,100	—	—	2,100	—
Non-interest expense, as adjusted	$168,456	$160,515	$154,967	$486,440	$459,477
Net interest income	301,026	300,907	283,086	894,600	830,984
Non-interest income, as reported	42,431	43,126	49,272	116,790	135,499
Add: (Gains) losses on available for sale and held to maturity securities transactions, net (pre-tax)	(788)	113	46	(557)	127
Non-interest income, as adjusted	$41,643	$43,239	$49,318	$116,233	$135,626
Gross operating income, as adjusted	$342,669	$344,146	$332,404	$1,010,833	$966,610
Efficiency ratio, as adjusted	49.16%	46.64%	46.62%	48.12%	47.53%

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
($ in thousands, except for share data)	2021	2021	2021	2020	2020
Tangible book value per common share:
Common shares outstanding	407,313,664	406,083,790	405,797,538	403,858,998	403,878,744
Shareholders' equity	$4,822,498	$4,737,807	$4,659,670	$4,592,120	$4,533,763
Less: Preferred stock	209,691	209,691	209,691	209,691	209,691
Less: Goodwill and other intangible assets	1,444,967	1,447,965	1,450,414	1,452,891	1,449,282
Tangible common shareholders' equity	$3,167,840	$3,080,151	$2,999,565	$2,929,538	$2,874,790
Tangible book value per common share	$7.78	$7.59	$7.39	$7.25	$7.12
Tangible common equity to tangible assets:
Tangible common shareholders' equity	$3,167,840	$3,080,151	$2,999,565	$2,929,538	$2,874,790
Total assets	$41,278,007	$41,274,228	$41,178,011	$40,686,076	$40,747,492
Less: Goodwill and other intangible assets	1,444,967	1,447,965	1,450,414	1,452,891	1,449,282
Tangible assets	$39,833,040	$39,826,263	$39,727,597	$39,233,185	$39,298,210
Tangible common equity to tangible assets	7.95%	7.73%	7.55%	7.47%	7.32%

(3)	The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income.
(4)	The adjustment represents an increase in the allowance for credit losses for loans as a result of the adoption of ASU 2016-13 effective January 1, 2020.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valley.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	September 30,	December 31,
	2021	2020
	(Unaudited)
Assets
Cash and due from banks	$304,912	$257,845
Interest bearing deposits with banks	1,195,244	1,071,360
Investment securities:
Equity securities	36,068	29,378
Trading debt securities	4,797	—
Available for sale debt securities	1,208,277	1,339,473
Held to maturity debt securities (net of allowance for credit losses of $1,075 at September 30, 2021 and $1,428 at December 31, 2020)	2,583,328	2,171,583
Total investment securities	3,832,470	3,540,434
Loans held for sale, at fair value	157,084	301,427
Loans	32,606,814	32,217,112
Less: Allowance for loan losses	(342,527)	(340,243)
Net loans	32,264,287	31,876,869
Premises and equipment, net	319,763	319,797
Lease right of use assets	258,180	252,053
Bank owned life insurance	537,301	535,209
Accrued interest receivable	98,073	106,230
Goodwill	1,382,442	1,382,442
Other intangible assets, net	62,525	70,449
Other assets	865,726	971,961
Total Assets	$41,278,007	$40,686,076
Liabilities
Deposits:
Non-interest bearing	$10,789,237	$9,205,266
Interest bearing:
Savings, NOW and money market	18,883,085	16,015,658
Time	3,960,283	6,714,678
Total deposits	33,632,605	31,935,602
Short-term borrowings	783,346	1,147,958
Long-term borrowings	1,427,444	2,295,665
Junior subordinated debentures issued to capital trusts	56,326	56,065
Lease liabilities	282,034	276,675
Accrued expenses and other liabilities	273,754	381,991
Total Liabilities	36,455,509	36,093,956
Shareholders’ Equity
Preferred stock, no par value; 50,000,000 authorized shares:
Series A (4,600,000 shares issued at September 30, 2021 and December 31, 2020)	111,590	111,590
Series B (4,000,000 shares issued at September 30, 2021 and December 31, 2020)	98,101	98,101
Common stock (no par value, authorized 650,000,000 shares; issued 407,317,006 shares at September 30, 2021 and 403,881,488 shares at December 31, 2020)	142,976	141,746
Surplus	3,672,467	3,637,468
Retained earnings	818,780	611,158
Accumulated other comprehensive loss	(21,375)	(7,718)
Treasury stock, at cost (3,342 common shares at September 30, 2021 and 22,490 common shares at December 31, 2020)	(41)	(225)
Total Shareholders’ Equity	4,822,498	4,592,120
Total Liabilities and Shareholders’ Equity	$41,278,007	$40,686,076

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Interest Income
Interest and fees on loans	$309,753	$315,314	$315,788	$938,248	$970,739
Interest and dividends on investment securities:
Taxable	14,292	12,716	14,845	40,174	56,225
Tax-exempt	2,609	3,216	3,606	9,181	11,224
Dividends	1,505	2,167	2,684	5,543	9,177
Interest on federal funds sold and other short-term investments	642	235	420	1,101	2,296
Total interest income	328,801	333,648	337,343	994,247	1,049,661
Interest Expense
Interest on deposits:
Savings, NOW and money market	10,605	11,166	13,323	32,896	64,463
Time	4,394	6,279	19,028	21,766	91,699
Interest on short-term borrowings	1,464	1,168	2,588	4,390	9,275
Interest on long-term borrowings and junior subordinated debentures	11,312	14,128	19,318	40,595	53,240
Total interest expense	27,775	32,741	54,257	99,647	218,677
Net Interest Income	301,026	300,907	283,086	894,600	830,984
Provision (credit) for credit losses for held to maturity securities	35	(30)	(112)	(353)	688
Provision for credit losses for loans	3,496	8,777	31,020	21,287	106,059
Net Interest Income After Provision for Credit Losses	297,495	292,160	252,178	873,666	724,237
Non-Interest Income
Trust and investment services	3,550	3,532	3,068	10,411	9,307
Insurance commissions	1,610	2,637	1,816	5,805	5,426
Service charges on deposit accounts	5,428	5,083	3,952	15,614	13,189
Gains (losses) on securities transactions, net	787	375	(46)	1,263	(127)
Fees from loan servicing	2,894	3,187	2,551	8,980	7,526
Gains on sales of loans, net	6,442	10,061	13,366	20,016	26,253
Gains on sales of assets, net	344	232	894	380	716
Bank owned life insurance	2,018	2,475	(1,304)	6,824	7,661
Other	19,358	15,544	24,975	47,497	65,548
Total non-interest income	42,431	43,126	49,272	116,790	135,499
Non-Interest Expense
Salary and employee benefits expense	93,992	91,095	83,626	273,190	247,886
Net occupancy and equipment expense	32,402	32,451	31,116	97,112	96,774
FDIC insurance assessment	3,644	3,374	4,847	10,294	14,858
Amortization of other intangible assets	5,298	5,449	6,377	16,753	18,528
Professional and legal fees	13,492	7,486	8,762	27,250	22,646
Loss on extinguishment of debt	—	8,406	2,353	8,406	2,353
Amortization of tax credit investments	3,079	2,972	2,759	8,795	9,403
Telecommunication expense	2,615	2,732	2,094	8,507	7,247
Other	20,400	17,928	18,251	56,721	53,312
Total non-interest expense	174,922	171,893	160,185	507,028	473,007
Income Before Income Taxes	165,004	163,393	141,265	483,428	386,729
Income tax expense	42,424	42,881	38,891	124,626	101,486
Net Income	122,580	120,512	102,374	358,802	285,243
Dividends on preferred stock	3,172	3,172	3,172	9,516	9,516
Net Income Available to Common Shareholders	$119,408	$117,340	$99,202	$349,286	$275,727

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Earnings Per Common Share:
Basic	$0.29	$0.29	$0.25	$0.86	$0.68
Diluted	0.29	0.29	0.25	0.86	0.68
Cash Dividends Declared per Common Share	0.11	0.11	0.11	0.33	0.33
Weighted Average Number of Common Shares Outstanding:
Basic	406,824,160	405,963,209	403,833,469	405,986,114	403,714,701
Diluted	409,238,001	408,660,778	404,788,526	408,509,767	404,912,126

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	September 30, 2021			June 30, 2021			September 30, 2020
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$32,698,382	$309,778	3.79%	$32,635,298	$315,339	3.87%	$32,515,264	$315,863	3.89%
Taxable investments (3)	3,302,803	15,797	1.91	3,159,842	14,883	1.88	3,354,373	17,529	2.09
Tax-exempt investments (1)(3)	429,941	3,302	3.07	498,971	4,071	3.26	542,450	4,564	3.37
Interest bearing deposits with banks	1,901,748	642	0.14	1,613,303	235	0.06	1,355,623	420	0.12
Total interest earning assets	38,332,874	329,519	3.44	37,907,414	334,528	3.53	37,767,710	338,376	3.58
Other assets	3,211,056			3,254,045			3,589,027
Total assets	$41,543,930			$41,161,459			$41,356,737
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$18,771,619	$10,605	0.23%	$17,784,985	$11,166	0.25%	$14,542,470	$13,323	0.37%
Time deposits	4,126,253	4,394	0.43	4,609,778	6,279	0.54	8,027,346	19,028	0.95
Short-term borrowings	860,474	1,464	0.68	873,927	1,168	0.53	1,533,246	2,588	0.68
Long-term borrowings (4)	1,595,814	11,312	2.84	2,200,836	14,128	2.57	2,959,728	19,318	2.61
Total interest bearing liabilities	25,354,160	27,775	0.44	25,469,526	32,741	0.51	27,062,790	54,257	0.80
Non-interest bearing deposits	10,701,948			10,328,412			8,820,877
Other liabilities	692,979			654,724			942,399
Shareholders' equity	4,794,843			4,708,797			4,530,671
Total liabilities and shareholders' equity	$41,543,930			$41,161,459			$41,356,737

Net interest income/interest rate spread (5)		$301,744	3.00%		$301,787	3.02%		$284,119	2.78%
Tax equivalent adjustment		(718)			(880)			(1,033)
Net interest income, as reported		$301,026			$300,907			$283,086
Net interest margin (6)			3.14			3.18			3.00
Tax equivalent effect			0.01			0.00			0.01
Net interest margin on a fully tax equivalent basis (6)			3.15%			3.18%			3.01%

(1)     Interest income is presented on a tax equivalent basis using a 21 percent federal tax rate.
(2)    Loans are stated net of unearned income and include non-accrual loans.
(3)    The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)    Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)    Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)    Net interest income as a percentage of total average interest earning assets.